UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2026

KURA ONCOLOGY, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37620	61-1547851
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4930 Directors Place, Suite 500, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 500-8800

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	KURA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Subsidiary Financing

Kura Oncology, Inc. (the “Company”) formed a wholly owned subsidiary, Caspian Therapeutics, Inc. (“Caspian”), to focus on the development of next-generation menin inhibitors for the treatment of diabetes and other cardiometabolic diseases. On September 8, 2026, Caspian completed the sale and issuance of $50.0 million of shares of its Series A preferred stock in a private financing (the “Series A Financing”). The Company invested $4.3 million in the Series A Financing. As of immediately following the completion of the Series A Financing, the Company’s common stock and Series A preferred stock of Caspian comprised approximately 49.2% of the outstanding capital stock of Caspian.

Contribution and License Agreement

On September 8, 2026, the Company entered into a Contribution and License Agreement (the “Contribution Agreement”) with Caspian, pursuant to which the Company contributed to Caspian certain rights in and to next-generation menin inhibitors for the treatment of diabetes and other cardiometabolic diseases, including the compound known internally as KO-7246, and certain corresponding intellectual property and other assets (collectively, the “Assigned Assets”), in exchange for shares of Caspian common stock and a one-time reimbursement payment of up to $1.5 million for the Company’s costs of maintaining the Assigned Assets prior to closing. Caspian is solely responsible for all development, regulatory and commercialization activities with respect to products containing the Assigned Assets in the field of diabetes and other cardiometabolic diseases (the “Caspian Field”).

Under the Contribution Agreement, the Company also granted to Caspian non-exclusive, worldwide, royalty-free, fully paid-up, irrevocable and perpetual licenses under certain of the Company’s patents and data relating to ziftomenib, for the exploitation of Caspian’s compounds and products in the Caspian Field. Caspian granted to the Company a non-exclusive, worldwide, royalty-free, fully paid-up, irrevocable and perpetual license under the patents and know-how included in the Assigned Assets for any research and development purpose. The Contribution Agreement also contains certain negative covenants restricting the Company, for a specified period, and restricting Caspian, from exploiting menin inhibitors outside its respective field, in each case subject to customary exceptions for change of control transactions.

Intercompany Services Agreement

In conjunction with its entry into the Contribution Agreement, on September 8, 2026 the Company entered into a separate intercompany services agreement with Caspian (the “Services Agreement”), pursuant to which the Company agreed to perform certain research and development services, general administrative services and other mutually agreed services for Caspian and receive service fees therefor. The initial term of the Services Agreement will continue until the first anniversary of its effective date, and will automatically renew for successive one-year terms, unless either party provides notice of non-renewal at least 90 days prior to the expiration of the then-current term. Caspian may terminate the Services Agreement for convenience, subject to the specified notice period. Either party may terminate the Services Agreement for the other party’s uncured material breach, subject to the specified notice period and opportunity to cure such breach.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KURA ONCOLOGY, INC.

Date: September 9, 2026	By:	/s/ Teresa Bair
Teresa Bair
Chief Legal Officer